Exhibit 99.1

Deltic			210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL
Timber Corporation		NEWS RELEASE

FOR RELEASE IMMEDIATELY		CONTACT:	Kenneth D. Mann
	February 13, 2013		Investor Relations
(870) 881-6432

Deltic Enters Agreement to Purchase Additional

Membership Interest in Del-Tin Fiber, LLC

El Dorado, AR – Deltic Timber Corporation (NYSE:DEL) has entered into an agreement to purchase the 50 percent membership interest in Del-Tin Fiber, LLC currently owned by TIN, Inc., a wholly owned subsidiary of Temple-Inland Inc., a wholly owned subsidiary of International Paper Company, for a purchase price of $20 million. Upon completion of the transaction, the Company will hold 100 percent of the membership interest in the Arkansas limited liability company, which owns and operates a medium density fiberboard plant in El Dorado, Arkansas.

“Deltic Timber has owned 50 percent of the Del-Tin Fiber facility since the completion of its construction in June 1998, and we are excited about the opportunity to own the plant outright and utilize Deltic’s proven ability to be very efficient operators of manufacturing facilities to improve operating performance and efficiencies within this operation,” said Ray C. Dillon, President and Chief Executive Officer. “This investment fits our strategy to grow the assets of Deltic through strategic opportunistic acquisitions. When this strategy is accomplished by an opportunity to grow through additional ownership in a facility that is located here in El Dorado, Arkansas, in an industry that we already know well, and in a plant in which our personnel have been actively involved on a daily basis, the potential synergy should prove accretive to Deltic’s financial performance. This acquisition also fits our vertical integration strategy well since Del-Tin utilizes the residual by-products generated from Deltic’s sawmill operations that result from their production of dimension lumber from timber produced from our excellent fee timberlands.”

The $20 million aggregate purchase price consists of $5.156 million in cash and an assumption of TIN, Inc.’s $14.844 million in debt guarantees associated with Union County, Arkansas Taxable Industrial Development Revenue Bonds that were issued in 1998 to finance the construction of the Del-Tin Fiber facility. The bonds have a maturity date of December 1, 2027.

Deltic Timber Corporation is a vertically integrated natural resources company focused on the efficient and environmentally responsible management of its land holdings. The Company owns over 450,000 acres of timberland, operates two sawmills, and is engaged in real estate development. Headquartered in El Dorado, Arkansas, the Company’s operations are located primarily in Arkansas and north Louisiana.